FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS ANNOUNCES CHANGE TO BORROWING BASE

OKLAHOMA CITY, OKLAHOMA, April 10, 2015 - New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced that it has entered into an agreement with the Bank of Montreal, as administrative agent, and the other lenders that are parties to the credit agreement governing the Partnership’s revolving credit facility (the “Credit Agreement”) to postpone the April 1, 2015 scheduled semi-annual redetermination of the borrowing base until May 1, 2015. In addition, the borrowing base available under the revolving credit facility was reduced, effective April 8, 2015, from $90 million to $84 million, which was the amount of borrowings outstanding as of April 8, 2015. The agreement further provides that, prior to the borrowing base redetermination on May 1, 2015, the Partnership will not declare or make any distributions on its common units until the total outstanding borrowings under the revolving credit facility is at or below $55 million.

“We have previously stated that we believe the borrowing base under the Partnership’s credit facility would be reduced by $20 million to $30 million,” said Kristian Kos, Chairman and Chief Executive Officer. “The lenders are currently finalizing their review in order to determine the updated borrowing base. However, we believe the $20 million to $30 million range is still accurate. The agreement with BMO postpones the redetermination by one month, which allows the Partnership more time to secure financing opportunities currently under review.”

About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.

New Source Energy Partners L.P. - Investor & Media Contact
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com